Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS SELECT UNAUDITED FIRST QUARTER 2023 AND FOURTH QUARTER 2022 RESULTS
AND PROVIDES UPDATE ON FINANCIAL RESTATEMENTS

Vancouver, BC — June 6, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported operating and select unaudited financial results for the three months ended March 31, 2023 (“Q1 2023”), the three months ended December 31, 2022 (“Q4 2022”) and the year ended December 31, 2022. The Company’s reporting currency is US$.

Gatos Silver also provided a corporate update including the status of its financial restatements for 2021 and the first three quarters of 2022. As previously disclosed, the report of full financial results for the first quarter of 2023 and audited financial results for 2022 have been delayed as the Company works on the restatements.

The restatement work continues to progress, and the Company continues to believe that required adjustments are non-cash and primarily relate to timing and recognition of net deferred tax assets and liabilities at the 70% owned Los Gatos Joint Venture (“LGJV”) and the timing and recognition of the priority distribution obligation on the previously recognized income from affiliates for the Company.

The Company is hosting an analyst site visit at the Cerro Los Gatos (“CLG”) mine on June 7, 2023 and the site visit presentation will be posted on the Company’s website at https://gatossilver.com.

Q1 2023 Summary

•	LGJV revenue was $69.9 million, down 20% from $87.6 million a year earlier, as lower realized metal prices more than offset mostly higher metal production.

•	LGJV cost of sales was $26.0 million, only 4% higher in Q1 2023 compared to Q1 2022, despite a 10% increase in mill throughput.

•	Cash flow from operations for the LGJV was $44.5 million, up 6% from $42.1 million a year earlier.

•	As previously disclosed, CLG mine production in Q1 2023 was slightly higher for silver, zinc and gold, and slightly lower for lead.

•	Cash balance at May 31, 2023 was $10.5 million for the Company and $78.9 million for the LGJV.

Q4 2022 and Full Year 2022 Summary

•	LGJV revenue increased by 31% in Q4 2022 and by 25% for the full year 2022 compared with the year-earlier periods, attributable to higher metal prices and higher production.

•	LGJV cost of sales declined by 7% in Q4 2022 to $25.5 million but increased by 10% to $107.1 million for the full year 2022 compared with the year-earlier periods.

•	Cash flow from operations for the LGJV was $39.1 million in Q4 2022 and $157.4 million for the full year 2022, increases of 12% and 31%, respectively, compared with the year-earlier periods.

•	A large zone of mineralization known as South-East Deeps was discovered that extends 415m below the reported reserve.

Gatos Silver is on track to achieve its previously stated production and cost guidance for 2023. As previously disclosed, silver production is expected to be higher in the first half of 2023 than in the second half of 2023 based on sequencing of the mine plan. Zinc and lead production are expected to be higher in the second half of the year than in the first half.

Operating and Select Unaudited Financial Highlights

LGJV (100% Basis)

	Three Months Ended March 31,
	2023	2022
CLG Production
Tonnes milled (dmt)	260,428	234,985
Tonnes milled per day (dmt)	2,894	2,611
Feed Grades
Silver (g/t)	329	353
Zinc (%)	3.93	4.13
Lead (%)	1.86	2.22
Gold (g/t)	0.30	0.30
Contained Metal
Silver ounces – in both lead and zinc conc. (millions)	2.43	2.39
Zinc pounds – in zinc conc. (millions)	14.0	13.8
Lead pounds – in lead conc. (millions)	9.5	10.3
Gold ounces – in lead conc. (thousands)	1.38	1.30
Recoveries(1)
Silver – in both lead and zinc concentrates	88.3%	89.7%
Zinc – in zinc concentrate	62.2%	64.3%
Lead – in lead concentrate	88.6%	89.2%
Gold – in lead concentrate	55.3%	57.1%

Select Unaudited Financial Results ($ millions)
Lead concentrate revenue	$65.0	$60.1
Zinc concentrate revenue	22.7	27.2
Treatment and refining charges	(4.2)	(5.0)
Subtotal	83.5	82.3
Provisional revenue adjustments	(13.6)	5.3
Total Revenue	$69.9	$87.6

Cost of Sales	$26.0	$25.1
Royalties	0.4	1.5
Exploration	0.5	2.1
General and Administrative	3.9	2.8
Depreciation, depletion and amortization	20.8	16.3
Other income	(0.6)	(0.3)
Sustaining capital expenditures	7.6	17.8
Capitalized exploration expenditures	3.0	-
Cash flow from operations	$44.5	$42.1

1 – Recoveries are reported for payable metals in the identified concentrate.

CLG achieved 2% higher silver and zinc production and 8% lower lead production during Q1 2023 compared to Q1 2022. Lower planned feed grades were offset by record mill throughput rates, averaging 2,894 tonnes per day. Construction of the new fluorine leach plant for zinc concentrate is substantially complete and commissioning of the plant is expected this month.

Revenue decreased by 20% in Q1 2023 compared to Q1 2022, primarily as a result of a decrease in realized metal prices in Q1 2023 including impacts from provisional revenue adjustments which decreased revenue by $13.6 million in the quarter. Provisional revenue adjustments represent potential future settlement adjustments based on commodity price changes for concentrate sales volumes still subject to final settlement.

Cost of sales increased by 4% primarily as a result of the increase in production, the strengthening of the Mexican peso against the US dollar, and higher input costs. Royalty expense decreased by $1.1 million in Q1 2023 compared to Q1 2022 due to a decrease in the royalty rate from 2% to 0.5% in Q2 2022, upon reaching a payment threshold per the terms of the applicable royalty agreement.

Exploration expense decreased by $1.6 million in Q1 2023 mainly due to the capitalization of exploration costs related to the ongoing resource expansion drilling of the South-East Deeps zone. General and administrative expense in Q1 2023 was 28% higher than Q1 2022 primarily due to an increase in insurance expenses.

Depreciation, depletion, and amortization expense increased by approximately 27% quarter over quarter primarily as a result of an increase in tonnes mined, the completion of the third dam raise of the tailing storage facility in Q4 2022 and the commissioning of the paste plant in Q1 2023.

LGJV (100% Basis)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
CLG Production
Tonnes milled (dmt)	261,929	241,397	971,595	909,586
Tonnes milled per day (dmt)	2,847	2,624	2,662	2,492
Feed Grades
Silver (g/t)	387	331	368	295
Zinc (%)	3.74	3.90	4.37	3.94
Lead (%)	1.95	2.18	2.31	2.27
Gold (g/t)	0.30	0.30	0.33	0.32
Contained Metal
Silver ounces – in both lead and zinc conc. (millions)	2.92	2.28	10.32	7.61
Zinc pounds – in zinc conc. (millions)	13.5	12.9	60.7	49.6
Lead pounds – in lead conc. (millions)	9.7	10.2	43.9	39.8
Gold ounces – in lead conc. (thousands)	1.36	1.29	5.35	5.22
Recoveries(1)
Silver – in both lead and zinc concentrates	89.6%	89.5%	89.8%	88.3%
Zinc – in zinc concentrate	62.7%	62.7%	64.8%	62.9%
Lead – in lead concentrate	86.3%	88.5%	88.7%	87.6%
Gold – in lead concentrate	53.9%	56.8%	52.0%	56.3%

Select Unaudited Financial Results ($ millions)
Lead concentrate revenue	$59.3	$50.1	$220.9	$196.4
Zinc concentrate revenue	16.3	22.7	89.4	74.3
Treatment and refining charges	(5.8)	(5.2)	(21.9)	(21.6)
Subtotal	69.8	67.6	288.4	249.1
Provisional revenue adjustments	23.2	3.3	23.3	0.1
Total Revenue	$93.0	$70.9	$311.7	$249.2

Cost of Sales	$25.5	$27.4	$107.1	$97.7
Royalties	0.3	1.3	3.1	4.8
Exploration	3.6	1.9	9.8	5.4
General and Administrative	4.5	3.9	14.3	13.3
Depreciation, depletion and amortization	17.0	16.0	69.4	52.4
Total other (income) expense	(2.2)	0.7	(0.6)	13.4
Sustaining capital expenditures	19.5	21.2	76.5	73.0
Cash flow from operations	$39.1	$34.8	$157.4	$119.8

1 – Recoveries are reported for payable metals in the identified concentrate. Recoveries reported previously in 2021 were based on total metal in both concentrates.

CLG achieved 36%, 22% and 10% higher silver, zinc and lead production during the full year 2022 compared to 2021, primarily a result of higher feed grades and mill throughput rates which averaged 2,662 tonnes per day.

Revenue increased by 31% in Q4 2022 and 25% for the full year 2022, compared to the year-earlier periods, as a result of higher production and concentrate sales, which was partly offset by lower realized silver prices.

Cost of sales were 7% lower in Q4 2022 and 10% higher for the full year 2022, compared to Q4 2021 and the full year 2021. The reduction in Q4 2022 was primarily a result of lower electricity costs from the new renewable energy contract that came into effect late in Q3 2022, the optimization of process plant reagents, lower COVID-19 related expenses and lower concentrate transportation costs. The increase in full year costs for 2022 was primarily a result of increased mining and milling rates. Royalty expense decreased by $1.0 million in Q4 2022 and $1.7 million for the full year 2022 compared to the year-earlier periods due to the decrease in the royalty rate upon reaching a payment threshold per the terms of the royalty agreement.

Exploration expenditure increased by $1.7 million in Q4 2022 and by $4.4 million for the full year 2022 compared to the year-earlier periods as a result of increased surface drilling at CLG for resource conversion targeting higher grade inferred resources, as well as for resource expansion, particularly in the recently discovered South-East Deeps zone. General and administrative expenses for Q4 2022 were 16% higher than in Q4 2021, primarily due to increased consulting costs, as well as higher labour costs. General and administrative expenses for the full year 2022 were 7% higher than in 2021, primarily due to inflationary pressures which impacted specific labour, contractor and service costs.

Depreciation, depletion, and amortization expense increased by 6% in Q4 2022 compared to Q4 2021 primarily as a result of an increase in tonnes mined, and increased by 32% for the full year 2022 compared to 2021 primarily as a result of an increase in tonnes mined as well as the decrease in the mineral reserve and mine life based on the 2022 Los Gatos Technical Report, which reduced the basis for the depreciation.

Other income (expense) changed for the full year 2022 compared to 2021 primarily due to the retirement of the Working Capital Facility and the Term Loan in March and July 2021, respectively.

Sustaining capital expenditures were similar in Q4 2022 and for the full year 2022 compared to the same periods a year ago. During Q4 2022, sustaining capital expenditures of $19.5 million included expenditures related to the final construction and commissioning costs of the paste fill plant and the continued construction of the fluorine leach plant. For the year ended December 31, 2022, sustaining capital expenditures of $76.5 million primarily consisted of $27.1 million of mine development, $19.5 million on the construction of the paste fill plant, $8.2 million on the construction of the tailings storage facility dam raise, $3.5 million for the purchase of mining equipment, $2.9 million on underground power distribution infrastructure and $2.6 million on the construction of a ventilation raise.

Gatos Silver, Inc.

Select Financial Results – Unaudited	Three Months Ended March 31,
Amounts in millions	2023	2022
Exploration	$-	$0.1
General and administrative	5.5	6.8
Interest expense	0.2	(0.1)
Other income	$1.4	$1.1

During Q1 2023, the Company incurred general and administration expense of $5.5 million compared to $6.8 million for Q1 2022. The $1.3 million decrease in Q1 2023 compared to Q1 2022 is mainly due to lower compensation expenses of $1.4 million.

Select Financial Results – Unaudited	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions	2022	2021	2022	2021
Exploration	$-	$0.3	$0.1	$1.7
General and administrative	8.5	3.1	25.5	20.9
Amortization	-	-	0.2	0.1
Interest expense	(0.4)	(0.2)	(0.4)	(0.2)
Other income (expense)	$1.6	$1.3	$5.0	$(4.7)

During Q4 2022, the Company incurred general and administration expense of $8.5 million compared to $3.1 million in Q4 2021. The $5.4 million increase is primarily due higher legal fees, consulting fees and severance payments. The Company also incurs expenses related to providing management and administration services to the LGJV, for which it receives a management fee, included in other income ($1.25 million for each of Q4 2022 and Q4 2021).

During 2022, the Company incurred general and administration expense of $25.5 million compared to $20.9 million in 2021. The $4.6 million increase is primarily due to higher consulting, legal and audit fees associated with the announcement of the 2020 Technical Report reserve errors and subsequent change in auditors associated with move in corporate offices. The management fee received from the LGJV was $5.0 million for each of the years ended December 31, 2022 and 2021, which is included in other income.

Corporate Update

The Company continues to expect to announce an updated CLG Mineral Reserve Estimate, Mineral Resource Estimate and Life of Mine plan before the end of the third quarter of 2023. The update will include resource to reserve conversion drill results as well as initial results from resource drilling in the South-East Deeps zone. The Company continues to focus on mine life extension as a priority and currently has 6 drills active on the South-East Deeps zone drilling.

The Company had a cash balance of $10.5 million and debt outstanding of $9 million related to its credit facility as of May 31, 2023. The LGJV continues to generate cash and had a cash balance of $78.9 million at May 31, 2023. Regular distributions to partners are expected to resume after audited financial statements are completed.

The Company has entered into a waiver to its Amended and Restated Revolving Credit Agreement, dated December 20, 2022, among the Company, and certain Bank of Montreal entities (the “Waiver”). The Waiver defers the Company’s obligation to deliver the 2021, 2022 and first quarter of 2023 financial statements, and corresponding compliance certificates until July 15, 2023.

Restatement update

The Company announced on March 31, 2023 that it will restate previously issued financial statements of the Company and of the LGJV for the year ended December 31, 2021 and the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. As previously disclosed, the required adjustments to the Company’s and the LGJV’s financial statements are non-cash and primarily relate to timing and recognition of net deferred tax assets and liabilities at the LGJV and the timing and recognition of the priority distribution payment on the previously recognized income from affiliates for the Company.

The Company has completed a detailed analysis in conjunction with its tax consultants to determine the impact of the required tax adjustments. The results of this analysis are being reviewed to determine the impact on the restatements. The impact of the adjustment to the priority distribution payment recognition described above and the cumulative estimated impact of all adjustments for the year ended December 31, 2021 and for the first nine months of 2022 is being finalized.

The Company is continuing to work expeditiously to complete the required adjustments for both 2021 and the first three quarters of 2022, and continues to believe that these adjustments are all non-cash items. Once the restatements are completed and filed, the Company also intends to file its and the LGJV’s financial results for the full year 2022. The financial statements are subject to completion of a review and audit, as applicable, by the Company’s independent registered public accounting firm, Ernst & Young LLP which is ongoing. The Company expects to file the Q1 2023 10-Q concurrently with or shortly after making the 2021 and 2022 securities filings containing the 2021 and 2022 financial statements.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit. The LGJV consists of approximately 103,087-hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Tony Scott, Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person,” as defined in NI 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding CLG’s annual production and cost guidance and future mill throughput rates, timing of completion of the audited, financial statements and restatements, estimated adjustments in financial restatements, expectations of performance versus annual guidance, potential of exploration discoveries including the South-East Deeps discovery and timing of filing the new technical reports are forward-looking statements. In particular, until the restatements of the financial statements have been completed and, where applicable, audited or reviewed and the Company has filed required filings with the SEC, there can be no assurance that estimated adjustments in financial restatements will not be revised, and therefore such financial information should be considered preliminary and subject to change. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer
investors@gatossilver.com
+1 604 424 0984